                                                                   Exhibit 99.C1

PaineWebber Incorporated
1200 Harbor Boulevard                              August 18, 2000
Weehawken, New Jersey  07087


Investors Bank & Trust Company
Hancock Towers
200 Clarendon Street
Boston, Massachusetts  02116


Ladies & Gentlemen:

                  As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of August 18, 2000 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of July 1, 1998 (the "Agreement"), both between the Depositor, and Investors Bank & Trust Company, as Trustee. The Indenture established a trust called PaineWebber Equity Trust, ABCs Trust Series 6 (the "Trust") into which the Depositor deposited certain stocks (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, units were issued on the Initial Date of Deposit representing 100,000 units of fractional undivided interest in the Trust (the "Units").

                  Based upon the foregoing and upon an examination of such other documents and an investigation of such other pertinent records and documents and matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

                  1. The Trust is not an association taxable as a corporation for Federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the "Code"), each Unitholder will be treated as the owner of a pro rata portion of the Trust, and income of the Trust will be treated as income of the Unitholder.

                  2. Each Unitholder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange or payment at maturity) or when the Unitholder redeems or sells its Unit or redeems its Unit for cash. For purposes of determining gain or loss, the total tax cost of each Unit to a Unitholder is allocated among each of the Securities, in accordance with the proportion of the Trust comprised by each Security, to determine the Unitholder's per Unit tax cost for each Security.

                  3. The Trust is not an association taxable as a corporation for New York State income tax purposes. Under New York State Law, each Unitholder will be treated as the owner of a pro rata portion of the Trust, and the income of the Trust will be treated as income of the Unitholders.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-40286) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                              Very truly yours,



                                              CARTER, LEDYARD & MILBURN

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